AMENDMENT TO TRANSFER AGENCY AND SERVICE AGREEMENT

This Amendment (the “Amendment”) is entered into and effective as of the 16th day of January, 2026 (the “Effective Date”) amending the Transfer Agency and Service Agreement dated January 30, 2024 (the “Agreement”), by and between STATE STREET BANK AND TRUST COMPANY (the “Transfer Agent”) and PARTNERS GROUP GROWTH, LLC (the “Client”, and together with the Transfer Agent, the “Parties”, and each a “Party”).

W I T N E S S E T H:

WHEREAS, the Client is authorized to issue units of limited liability company interests designated in separate classes as named in Schedule A to the Agreement (each, a “Class”, and collectively, the “Classes”); and

WHEREAS, the Parties desire to amend the Agreement to update the list of Classes set forth in Schedule A thereto.

NOW, THEREFORE, in further consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendment and Restatement of Schedule A. Effective as of the Effective Date, Schedule A to the Agreement is deleted in its entirety and replaced with the Amended and Restated Schedule A attached to this Amendment, which Schedule A may be supplemented or modified by the Parties from time to time in writing, which upon execution and delivery shall form a part of the Agreement.

2.	Defined Terms. Terms used in this Amendment but not defined herein shall have the meaning ascribed to them in the Agreement.

3.	One Agreement. Except as amended herein, no other terms or provisions of the Agreement are amended or modified by this Amendment. Upon the execution of this Amendment, this Amendment and the Agreement shall form one agreement.

4.	Governing Law. This Amendment shall be governed by, and construed in accordance with, the choice of law set forth in the Agreement (excluding the law thereof which requires the application of or reference to the law of any other jurisdiction).

5.	Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Amendment. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the Parties hereby adopt as original any signatures received via electronically transmitted form.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Transfer Agency and Service Agreement to be executed by a duly authorized officer as of the date set forth above.

PARTNERS GROUP GROWTH, LLC

By its managing member, Partners Group (USA) Inc.

By:	/s/ Helen Flood
Name: Helen Flood
Title: Authorized Signatory

By:	/s/ Joel Schwartz
Name: Joel Schwartz
Title: Authorized Signatory

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Timothy Bias
Name: Timothy Bias
Title: Managing Director

AMENDED AND RESTATED

SCHEDULE A

Listing of Classes

Class A

Class I

Class S

Class M